UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  June 29, 2012

DYNAMICS RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Commission file number 001-34135

MASSACHUSETTS	04-2211809
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

TWO TECH DR, ANDOVER, MASSACHUSETTS 01810-2434
(Address of principal executive offices) (Zip Code)

(978) 289-1500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On June 29, 2012, Dynamics Research Corporation (the "Company") amended its Credit Agreement entered into by and among the Company, the guarantors, each lending party, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.  The Credit Agreement was amended to exclude any disbursements in connection with our contemplated Employee Stock Purchase Plan rescission offer from the definition of restricted payments, to add that no prepayment is required from the net cash proceeds from any sale or issuance of equity interests and to permit the $5 million restricted payment basket to be used if our consolidated total leverage ratio is greater than 3.0 to 1.0.  On the same date, the Company also amended its Senior Subordinated Loan Agreement entered into by and among the Company, the guarantors, Ares Mezzanine Partners, L.P., and each of the other lenders from time to time party hereto.  The Senior Subordinated Loan Agreement was amendment to exclude any disbusements in connection with our contemplated Employee Stock Purchase Plan rescission offer from the definition of restricted payments.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description
10.1
Amendment No. 2 to Credit Agreement, dated as of June 29, 2012, among Dynamics Research Corporation, the Borrower, the Guarantors, each Lender party and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

10.2
Amendment No. 1 to Senior Subordinated Loan Agreement, dated as of June 29, 2012, among Dynamics Research Corporation, the Borrower, the Guarantors, Ares Mezzanine Partners, L.P., as a Lender and Lead Investor and the other lenders from time to time party hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMICS RESEARCH CORPORATION
(Registrant)

Date: July 3, 2012	/s/ David Keleher
Senior Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Exhibit Name	Location

10.1
Amendment No. 2 to Credit Agreement, dated as of June 29, 2012, among Dynamics Research Corporation, the Borrower, the Guarantors, each Lender party and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.
Filed herewith

10.2
Amendment No. 1 to Senior Subordinated Loan Agreement, dated as of June 29, 2012, among Dynamics Research Corporation, the Borrower, the Guarantors, Ares Mezzanine Partners, L.P., as a Lender and Lead Investor and the other lenders from time to time party hereto.
Filed herewith